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                                                                     EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                            3TEC ENERGY CORPORATION


     The undersigned, being the Executive Vice President of 3TEC Energy Corporation (the "Corporation") DOES HEREBY CERTIFY as follows:

     1.  The name of the Corporation is 3TEC Energy Corporation.

     2. The Certificate of Incorporation of the Corporation is hereby amended to effect a one (1) for three (3) reverse split of all of the Corporation's issued common stock, par value $.02 per share (the "Common Stock"), whereby each three (3) issued shares of Common Stock shall be changed into one (1) share of Common Stock, and, in that connection, to reduce the stated capital of the Corporation. This Certificate of Amendment shall be effective as of 11:59 p.m. Eastern Standard Time on January 14, 2000.

     3.  In order to effectuate the amendment set forth in Paragraph 2 above:

          (a) All of the Corporation's issued Common Stock, having a par value of $.02 per share, is hereby changed into new Common Stock, having a par value of $.02 per share, on the basis of one (1) new share of Common Stock for each three (3) shares of Common Stock issued as of the date of filing of the Amendment with the Secretary of State for the State of Delaware, provided, however, that no fractional shares of Common Stock shall be issued pursuant to such change. Each stockholder who would otherwise be entitled to a fractional share as a result of such change shall have only a right to receive a cash payment equal to the amount produced by multiplying such fraction times the closing price of one share of Common Stock as of the close of business on the date of filing of this Amendment, in lieu of any fractional share otherwise issuable upon conversion.

          (b) The Corporation's 60,000,000 authorized shares of Common Stock, having a par value of $.02 per share, shall not be changed;

          (c) The Corporation's 20,000,000 authorized shares of preferred stock, having a par value of $.02 per share, shall not be changed; and

          (d) The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of this Amendment which, as a result of the reverse split provided for herein, are no longer issued shares of Common Stock.

     4. The foregoing amendments of the Certificate of Incorporation of the Corporation
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     have been duly adopted by the Corporation's Board of Directors and
     Stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the undersigned have subscribed this document on the date set forth below.


Dated: January 14, 2000


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Stephen W. Herod, Executive Vice President